Exhibit 99.1

 WILD OATS MARKETS, INC. REPORTS SECOND QUARTER AND FIRST HALF 2006 RESULTS

 BETTER-THAN-EXPECTED NET INCOME PROMPTS WILD OATS TO RAISE EPS AND ADJUSTED
                          EBITDA GUIDANCE FOR THE YEAR

    BOULDER, Colo., Aug. 3 /PRNewswire-FirstCall/ -- Wild Oats Markets, Inc. (Nasdaq: OATS), a leading natural and organic foods retailer operating in the United States and Canada, today announced financial results for the second quarter and first half ended July 1, 2006.

    Financial Results

    Net sales in the second quarter of 2006 were $296.6 million, up 4.2 percent compared with $284.6 million in the second quarter of 2005. The sales gain was driven by the addition of four new stores since the end of the second quarter of 2005, which was somewhat offset by the closure of two older, smaller stores in February 2006. Total square footage under management grew 2.8 percent, as the Company ended the quarter with 2.60 million square feet. First half 2006 net sales were $594.9 million, a 5.7 percent increase, compared to $562.7 million in the same period last year.

    Comparable store sales in the second quarter of 2006 were up 1.3 percent compared with 5.4 percent in the second quarter of 2005. Reduced comparable store sales in the second quarter of 2006 compared to last year's second quarter is attributed to the short-term impact of new competition and a shift in timing for major promotional activity. Comparable store sales for the first half of 2006 were up 2.7 percent compared to 2.5 percent in the same period last year. As a result of year-to-date sales performance, the Company is reducing its full-year 2006 same-store sales guidance to be in the 3.0 percent to 4.0 percent range, from its previously communicated 4.0 percent to 5.0 percent range.

    Wild Oats continues to improve margins and leverage expenses to drive improvements in profitability. Net income in the second quarter of 2006 was $4.9 million, or $0.16 per diluted share, compared with net income of $0.9 million, or $0.03 per diluted share, in the same period last year. Net income for the first half of 2006 was $7.8 million, or $0.26 per diluted share, compared with a net loss of $0.2 million, or $0.01 per diluted share, in the first six months of 2005. Due to the continued growth in net income in the second quarter, the Company has increased guidance for its full-year 2006 EPS to be in the $0.38 to $0.43 per share range, which is up from the range of $0.34 to $0.40 given previously.

    Net income in the second quarter of 2006 was adversely affected by approximately $0.3 million pre-tax, or $0.01 per diluted share, in restructuring charges and accelerated depreciation for closed facilities. In the second quarter of 2005, net income was adversely affected by approximately $1.0 million pre-tax, or $0.03 per diluted share, in restructuring charges and accelerated depreciation for the closure of facilities. Net income for the first half of 2006 was negatively impacted by approximately $2.1 million, or $0.07 per diluted share, in net restructuring charges for the closure or relocation of facilities. Net income for the first half of 2005 was negatively impacted by $4.1 million, or $0.14 per diluted share, in restructuring charges and accelerated depreciation for closed facilities, as well as professional fees relating to the Company's 2005 lease restatement and the refinancing of the Company's credit facility.

    "We are very pleased with our continued growth in profitability, and we believe our work in recent years to add more efficiency to our operations and to drive profitable growth is producing strong results," said Perry D. Odak, President and Chief Executive Officer of Wild Oats Markets, Inc. "While our same-store sales growth is not where it needs to be because of the short-term impact of new competition in several of our markets, we are working diligently to build on solid comparable store sales performance in markets unaffected by competition. The new stores we've opened over the last year have continued to outperform sales expectations. And, as these new stores make up a larger percentage of our overall store base and we lap this competitive activity, we anticipate comparable store sales will improve over the long-term."

    Adjusted EBITDA in the second quarter of 2006 was up 29.8 percent to $13.5 million or 4.6 percent of sales compared to $10.4 million or 3.6 percent of sales in the prior year second quarter (please refer to the attached reconciliation of non-GAAP Financial Information schedule). For the first six months of 2006, the Company generated Adjusted EBITDA of $27.1 million or 4.6 percent of sales, up 34.8 percent compared with $20.1 million or 3.6 percent of sales in last year's first half. The increase in both periods is attributed to continued gross margin growth and levering expenses against higher sales. Due to continued improvement in earnings year-to-date, the Company has increased its Adjusted EBITDA guidance for the full-year 2006 to range between $50.5 million to $52.0 million, which is up from the range of $49.0 million to $51.0 million provided previously.

    Wild Oats reported gross profit of $89.7 million in the second quarter of 2006, an 8.6 percent increase compared with $82.6 million in the second quarter of 2005. As a percent of sales, gross profit was 30.2 percent, a 120-basis-point improvement, in the second quarter of 2006 compared to 29.0 percent in the second quarter of 2005. The improvement in gross margin relative to last year's second quarter can be attributed to continued strength in higher margin product categories, improvements in supply chain efficiencies, as well as having fewer new stores open in this year's second quarter relative to 2005. Wild Oats generated gross profit of $181.1 million, or 30.4 percent of sales, in the first half of 2006, an 11.2 percent increase, compared with $162.8 million, or 28.9 percent of sales, in the comparable period last year. The Company expects gross margin for the full year 2006 to be 30.0 percent.

    Direct store expenses in the second quarter of 2006 were $69.9 million compared with $66.5 million in the second quarter of 2005. Direct store expenses as a percent of sales were 23.6 percent in the second quarter of 2006, relatively flat compared with 23.4 percent in last year's second quarter. In the first six months of 2006, direct store expenses were $139.8 million, or 23.5 percent of sales, compared with $131.9 million, or 23.4 percent of sales, in the first half of 2005.

    Improved gross margin in the second quarter of 2006 resulted in a higher store contribution of $19.7 million, a 23.1 percent increase, compared with $16.0 million in last year's second quarter. As a percent of sales, store contribution grew to 6.7 percent in the second quarter of this year, compared with 5.6 percent in the same period last year. Store contribution in the first half of 2006 was $41.3 million, or 6.9 percent of sales, compared with $30.9 million, or 5.5 percent of sales, in the first half of 2005.

    Selling, general and administrative (SG&A) expenses in the second quarter of 2006 were $12.3 million, or 4.2 percent of sales, compared to $11.4 million, or
4.0 percent of sales, in the second quarter of 2005. SG&A expenses in the first six months of 2006 were $26.3 million, or 4.4 percent of sales, compared with $21.5 million, or 3.8 percent of sales in the same period last year. The year-over-year increase in SG&A in both periods was largely due to higher accrued bonuses and professional fees, as well as the impact of expensing for stock options pursuant to the implementation of SFAS 123R. For the full year, the Company expects SG&A as a percent of sales to be approximately 4.1 percent. This guidance includes a $2.4 million estimate for stock compensation expense.

    Net cash provided by operating activities year-to-date was $21.0 million compared with $14.7 million in the first half of 2005. Capital expenditures were $15.1 million in the first half of 2006, compared to $12.0 million in the same period last year. The Company expects full-year capital expenditures, net of landlord reimbursements, to be in the $55.0 million to $60.0 million range.

    Business Developments

    Wild Oats Markets opened one new Wild Oats Natural Marketplace in Tampa, Fla. in the second quarter. This was the most successful grand opening in the Company's history and the store continues to exceed management expectations in terms of average weekly sales. Thus far in the third quarter, the Company opened a new Capers Community Market in Vancouver, B.C., Canada, and the grand opening and subsequent weeks' sales have far exceeded management's expectations. This is the first new Capers store to open in more than 11 years and occupies the ground floor of an upscale condominium development. To date in 2006, the Company has opened three new stores and plans to open up to an additional six new Henry's stores in Southern California and Phoenix, and one new Wild Oats store in Naples, Fla. before the end of the year. Additionally the Company closed one smaller, older store in Colorado in July, bringing the total number of stores closed this year to three.

    Currently Wild Oats has 20 leases or letters of intent signed for new stores. Of the stores slated to open beyond 2006, 10 are under the Wild Oats brand and three are under the Henry's brand, with two being relocations of older Henry's stores, and two being relocations of older, smaller Wild Oats stores. The Company also completed the major remodeling of a San Diego area Henry's store in July, and plans to complete the major remodeling of a total of three stores this year, two of which include expansions.

    "Even with our top-line growing slightly slower than planned, we are confident that the progress we've made to improve gross margins, reduce costs and implement other efficiencies will continue to drive bottom-line improvements," said Mr. Odak. "We are pleased with the increasing number of new stores in our pipeline and our achievements in opening stores stronger than ever, proving our ability to excel with a smaller footprint in densely populated urban areas. We remain focused on growing the Wild Oats brand in the leading markets for natural and organic foods."

    As previously announced, Wild Oats Markets further strengthened its Board of Directors in July with the addition of Greg Mays and Hal Brice. Mr. Mays has more than 27 years experience in the supermarket retail industry, which included seven years as Executive Vice President of Ralphs Grocery Company and Food 4 Less, and he currently serves as a retail consultant. The Board subsequently appointed Mr. Mays to the position of Chairman of the Board. As Founder and CEO of HEILBrice, Mr. Brice brings more than 25 years experience in retail marketing and strategic communications to the Wild Oats Board.

    Company management will host a conference call and webcast with financial analysts and investors on Thursday, August 3, 2006 at 1:00 p.m. Mountain time (3:00 p.m. Eastern time) to discuss financial results for the second quarter and first half ended July 1, 2006. Participants calling from the U.S. may call in by dialing (877) 252-5618. International callers should dial (706) 634-1349. Participants should ask for the "Wild Oats second quarter 2006 earnings conference call" to be placed into the conference. A simultaneous webcast will be available through a link on the Investor Relations page of the Wild Oats website at www.wildoats.com. A replay of the conference call will be available until midnight on August 10, 2006 by dialing (800) 642-1687, domestically, or
(706) 645-9291 from outside the U.S. and using the conference ID number 281108 to access the call. The conference call will also be archived on the Company's website.

    About Wild Oats

    Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With more than $1.1 billion in annual sales, the Company currently operates 113 natural foods stores in 24 states and British Columbia, Canada. The Company's markets include: Wild Oats Natural Marketplace, Henry's Farmers Markets, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoats.com.

    Risk Factors and Uncertainties

    This release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Such forward-looking statements include: the number of stores the Company plans to open, remodel and relocate in the future, and the anticipated performance of such stores; the amount of capital expenditures; expected future comparable store sales, revenues and earnings per share, and future financial measures and prospects for favorable growth and performance.

    The statements made by the Company are based on management's present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to: the Company's ability to execute, the results of merchandising and marketing programs, the impact of competition and other factors as are set forth in the Company's SEC filings, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Company's quarterly reports on Form 10-Q. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data is projected.

    The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.

WILD OATS MARKETS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share amounts)
(unaudited)

                                                            THREE MONTHS ENDED
                                           ----------------------------------------------------
                                                    July 1,                     July 2,
                                                     2006                        2005
                                           ------------------------    ------------------------
Sales                                      $  296,561         100.0%   $  284,608         100.0%
Cost of goods sold and occupancy costs        206,876          69.8%      202,049          71.0%
                                           ----------    ----------    ----------    ----------
       Gross Profit                            89,685          30.2%       82,559          29.0%

Direct store expenses                          69,939          23.6%       66,512          23.4%
                                           ----------    ----------    ----------    ----------
       Store Contribution                      19,746           6.7%       16,047           5.6%

   Selling, general, and
    administrative expenses                    12,328           4.2%       11,413           4.0%
   Loss on disposal of assets, net                 77           0.0%           53           0.0%
   Pre-opening expenses                           792           0.3%          780           0.3%
   Restructuring and asset
    impairment charges, net                       295           0.1%          909           0.3%
                                           ----------    ----------    ----------    ----------
       Income from operations                   6,254           2.1%        2,892           1.0%

Loss on early extinguishment of debt               --           0.0%           --           0.0%
Interest income                                   699           0.2%          361           0.1%
Interest expense                               (1,836)         -0.6%       (2,144)         -0.8%
                                           ----------    ----------    ----------    ----------
           Income before income taxes           5,117           1.7%        1,109           0.4%
           Income tax expense                     247           0.1%          187           0.1%
                                           ----------    ----------    ----------    ----------
              Net income (loss)            $    4,870           1.6%   $      922           0.3%
                                           ==========    ==========    ==========    ==========

Basic net income (loss) per common share   $     0.17                  $     0.03
                                           ==========                  ==========

Weighted-average number of
   common shares outstanding                   29,236                      28,667
                                           ==========                  ==========

Diluted net income (loss) per common
 share                                     $     0.16                  $     0.03
                                           ==========                  ==========

Weighted-average number of
   common shares outstanding,
    assuming dilution                          29,966                      29,185
                                           ==========                  ==========

Percentages may not add due to rounding. Certain prior period information has been reclassified to conform to the current presentation.

                                                             SIX MONTHS ENDED
                                           ----------------------------------------------------
                                                    July 1,                    July 2,
                                                     2006                       2005
                                           ------------------------    ------------------------
Sales                                      $  594,918         100.0%   $  562,687         100.0%
Cost of goods sold and occupancy
 costs                                        413,861          69.6%      399,872          71.1%
                                           ----------    ----------    ----------    ----------
       Gross Profit                           181,057          30.4%      162,815          28.9%

Direct store expenses                         139,772          23.5%      131,880          23.4%
                                           ----------    ----------    ----------    ----------
       Store Contribution                      41,285           6.9%       30,935           5.5%

   Selling, general, and
    administrative expenses                    26,293           4.4%       21,456           3.8%
   Loss on disposal of assets, net                167           0.0%           44           0.0%
   Pre-opening expenses                         2,251           0.4%        2,697           0.5%
   Restructuring and asset
    impairment charges, net                     1,965           0.3%        2,460           0.4%
                                           ----------    ----------    ----------    ----------
       Income from operations                  10,609           1.8%        4,278           0.8%

Loss on early extinguishment of debt               --           0.0%         (559)         -0.1%
Interest income                                 1,288           0.2%          685           0.1%
Interest expense                               (3,690)         -0.6%       (4,311)         -0.8%
                                           ----------    ----------    ----------    ----------
           Income before income taxes           8,207           1.4%           93           0.0%
           Income tax expense                     452           0.1%          322           0.1%
                                           ----------    ----------    ----------    ----------
              Net income (loss)            $    7,755           1.3%   $     (229)          0.0%
                                           ==========    ==========    ==========    ==========

Basic net income (loss) per common
 share                                     $     0.27                  $    (0.01)
                                           ==========                  ==========

Weighted-average number of
   common shares outstanding                   29,115                      28,622
                                           ==========                  ==========

Diluted net income (loss) per common
 share                                     $     0.26                  $    (0.01)
                                           ==========                  ==========

Weighted-average number of
   common shares outstanding,
    assuming dilution                          29,944                      28,622
                                           ==========                  ==========

Percentages may not add due to rounding. Certain prior period information has been reclassified to conform to the current presentation.

WILD OATS MARKETS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
                                                   July 1,      December 31,
                                                    2006            2005
                                                ------------    ------------
                                                (unaudited)
ASSETS
Current Assets:
  Cash and cash equivalents                     $     39,620    $     35,250
  Short-term investments                              27,100          14,522
  Inventories (net of reserves of
   $1,050 and $960, respectively)                     69,111          63,056
  Accounts receivable ( net of
   allowance for doubtful accounts of
   $145 and $190, respectively)                        5,028           4,006
  Prepaid expenses and other current assets            6,425           5,962
                                                ------------    ------------
       Total current assets                          147,284         122,796

Property and equipment, net                          180,958         178,867
Goodwill, net                                        105,124         105,124
Other intangible assets, net                           5,925           6,122
Deposits and other assets                              5,621           5,897
Deferred tax asset                                        67              64
                                                ------------    ------------
        Total assets                            $    444,979    $    418,870
                                                ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                              $     59,693    $     56,078
  Book overdraft                                      25,208          23,351
  Accrued liabilities                                 53,697          53,354
  Current portion of debt, capital
   leases, and financing obligations                     599             614
                                                ------------    ------------
       Total current liabilities                     139,197         133,397

Long-term debt, capital leases and
 financing obligations                               147,935         148,181
Other long-term obligations                           29,835          27,750
                                                ------------    ------------
        Total liabilities                            316,967         309,328
                                                ------------    ------------

Stockholders' equity:
  Preferred stock, $.001 par value;
   5,000,000 shares authorized; no
   shares issued and outstanding                          --              --
  Common stock; $0.001 par value;
   60,000,000 shares authorized,
   32,098,165 and 31,036,834 shares issued;
   29,443,918 and 29,059,034 outstanding,
   respectively                                           32              31
  Treasury stock, at cost: 2,659,263
   and 1,977,800 shares as of July 1,
   2006 and December 31, 2005, respectively          (37,181)        (24,999)
  Additional paid-in capital                         237,012         226,645
  Note receivable, related party                          --         (12,051)
  Accumulated deficit                                (73,569)        (81,324)
  Accumulated other comprehensive income               1,718           1,240
                                                ------------    ------------
     Total stockholders' equity                      128,012         109,542
                                                ------------    ------------
        Total liabilities and
         stockholders' equity                   $    444,979    $    418,870
                                                ============    ============

WILD OATS MARKETS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except per-share amounts)
(Unaudited)
                                                      SIX MONTHS ENDED
                                                ----------------------------
                                                July 1, 2006    July 2, 2005
                                                ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                             $      7,755    $       (229)
Adjustments to reconcile net income
 (loss) to net cash provided by operating
 activities:
    Depreciation and amortization                     13,057          13,117
    Loss on disposal of property and
     equipment                                           187              44
    Deferred tax expense                                  --             134
    Restructuring and asset
     impairment charges, net                           1,965           2,460
    Interest on related party
     receivable                                          (88)           (314)
    Stock-based compensation                           1,289             244
    Accretion of debt issuance costs                     312             259
    Loss on early extinguishment of
     debt                                                 --             559
  Change in assets and liabilities, net               (3,447)         (1,537)
                                                ------------    ------------

       Net cash provided by operating
        activities                                    21,030          14,737

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                               (15,059)        (11,978)
  Purchases of short-term investments                (71,830)             --
  Proceeds from the sale of short-term
   investments                                        59,249          11,116
  Proceeds from sale of property and
   equipment                                              16              26
                                                ------------    ------------

       Net cash used in investing
        activities                                   (27,624)           (836)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in book overdraft            1,857          (2,351)
  Repayments on notes payable, long-
   term debt and capital leases                         (261)           (183)
  Proceeds from issuance of common stock, net          9,079           1,548
  Purchase of treasury stock                             (43)             --
                                                ------------    ------------

       Net cash provided by (used in)
        financing activities                          10,632            (986)

Effect of exchange rate changes on cash                  332            (168)
                                                ------------    ------------

Net increase in cash and cash equivalents              4,370          12,747
Cash and cash equivalents at beginning of
 period                                               35,250          30,671
                                                ------------    ------------

Cash and cash equivalents at end of period      $     39,620    $     43,418
                                                ============    ============

SUPPLEMENTAL DISCLOSURE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:

    Equipment acquired through capital lease    $         --    $        262
                                                ============    ============

WILD OATS MARKETS, INC.
RECONCILIATION OF NON GAAP FINANCIAL INFORMATION
(in thousands)
(unaudited)

                                              THREE MONTHS ENDED           SIX MONTHS ENDED
                                           ------------------------    ------------------------
                                             July 1,       July 2,       July 1,       July 2,
                                              2006          2005          2006          2005
                                           ----------    ----------    ----------    ----------
Net income (loss)                          $    4,870    $      922    $    7,755    $     (229)
Interest expense, net of interest
 income                                         1,137         1,783         2,402         3,626
Income tax expense                                247           187           452           322
Depreciation and amortization                   6,370         6,382        13,057        13,117
                                           ----------    ----------    ----------    ----------
     EBITDA                                    12,624         9,274        23,666        16,836
Loss on early extinguishment of debt               --            --            --           559
Loss on asset disposals, net                       77            53           167            44
Stock-based compensation expense                  511           140         1,289           244
Restructuring and asset impairment
 charges, net                                     295           909         1,965         2,460
                                           ----------    ----------    ----------    ----------
     EBITDA, as adjusted                   $   13,507    $   10,376    $   27,087    $   20,143
                                           ==========    ==========    ==========    ==========

EBITDA as a percentage of sales                   4.3%          3.3%          4.0%          3.0%
                                           ----------    ----------    ----------    ----------

EBITDA, as adjusted, as a percentage
 of sales                                         4.6%          3.6%          4.6%          3.6%
                                           ----------    ----------    ----------    ----------

Certain prior period information has been reclassified to conform to the current presentation.

SOURCE  Wild Oats Markets, Inc.
    -0-                             08/03/2006
    /CONTACT: Sonja Tuitele, Corporate Communications of Wild Oats Markets, Inc., +1-720-562-4984/
    /Web site:  http://www.wildoats.com/